Exhibit 10.5

CONTRIBUTION AGREEMENT

            This Contribution Agreement (this “Agreement”) is dated July 14, 2004, between Riverbend Telecom, Inc., a Nevada corporation (“Riverbend”), Riverbend Holdings, Inc., a Colorado corporation that is a subsidiary of Riverbend (“RiverbendSpin”), Leon Nowalsky, an individual (“Nowalsky”) and solely for purposes of his obligations under Section 4 and Section 13(b) hereof, and all of the equity owners (the “United Members”) of United Check Services, L.L.C., a Louisiana limited liability company (“United”).

            WHEREAS, Riverbend desires to acquire control of United by having the United Members contribute their membership interests in United to Riverbend (the “Contribution”); and

            WHEREAS, in order to induce the United Members to make the Contribution, Riverbend has agreed to issue to the United Members common stock of Riverbend (“Common Stock”) that, in aggregate, will equal approximately 88.2116% of the issued and outstanding shares of capital stock of Riverbend immediately after the Contribution and, in conjunction therewith, the parties have agreed to indemnify each other against certain liabilities.

            NOW THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

            1.   Transfer of Membership Interests.  On the date of the Contribution Closing (as defined below), the United Members will convey, assign, transfer and contribute to Riverbend any and all right, title and interest in any and all equity interests in United held by the United Members (the “Membership Interests”).  The Membership Interests shall include those described in Exhibit A.

            2.   Distribution of United Stock.  On the date of the Contribution Closing and upon the consummation and completion of the Contribution, Riverbend will issue to the United Members an aggregate of 15,315,000 shares of Common Stock, or such other number of shares of Common Stock such that immediately after the Contribution the United Members hold 88.2116% of all outstanding shares of Common Stock of Riverbend (the “Contribution Consideration”); provided, that the shares of Common Stock constituting the Contribution Consideration shall be subject to federal and state securities law restrictions.  Accordingly, all shares of Common Stock constituting the Contribution Consideration will be “restricted” shares and may only be sold pursuant to Rule 144 of the Securities Act of 1933 (the “Act”) or other available exemption from registration or pursuant to an effective registration statement.

            3.   Closing.   The closing of the Contribution (the “Contribution Closing”) will be at 10:00 A.M. on the sooner of July 30, 2004 or the approval of this Agreement by the Riverbend shareholders as is provided under Section 9(d) (the “Closing Date”) at the offices of Riverbend or such other time and place mutually agreed to by the parties hereto. The Contribution shall be effective as 11:59 P.M. on the Closing Date (the “Effective Time”).  At the Contribution Closing, the following deliveries shall take place:

                        (a)   The United Members will deliver to Riverbend a Bill of Sale and Assignment assigning the Membership Interests to Riverbend.

                        (b)   The United Members will deliver to Riverbend any certificates, if any, that evidence the ownership of the Membership Interests, which certificates shall be properly endorsed for transfer, and any other documents that Riverbend reasonably deems necessary to effect the transfer of the Membership Interests to Riverbend.

                        (c)   Riverbend shall deliver to each of the United Members a stock certificate that evidences the issuance to such United Member of the number of shares of Common Stock set forth opposite of such United Member’s name on Exhibit B.  The number of shares of Common Stock set forth opposite of a United Member’s name shall be an amount equal to such United Member’s proportionate share of the Common Stock to be issued as a result of the Contribution, with each such proportionate share to be determined by and among the United Members.  The obligation of Riverbend to issue such Common Stock to the United Members shall be conditioned upon receipt by Riverbend of a written confirmation and agreement of the United Members to the proportionate shares of the Common Stock to be issued to each such United Member as evidenced and set forth on Exhibit B.

            4.   Representations and Warranties of Nowalsky, Riverbend and RiverbendSpin.  Nowalsky, Riverbend and RiverbendSpin, jointly and severally, hereby represent and warrant to the United Members as of the date of this Agreement and as of the Effective Time of the Contribution Closing, as follows.

                        (a)   Corporate Status.  Riverbend is duly incorporated under the laws of the State of Nevada and is in good standing under the laws of such state. Riverbend has taken all requisite corporation action to authorize the transactions provided for herein.  RiverbendSpin is duly incorporated under the laws of the State of Colorado and is in good standing under the laws of such state. RiverbendSpin has taken all requisite corporation action to authorize the transactions provided for herein.

                        (b)   Capitalization.  Immediately prior to the Contribution, Riverbend will have an authorized capitalization of 75,000,000 shares of Common Stock, of which 2,046,667 shares will be outstanding immediately prior to the Contribution.  No other shares of capital stock of Riverbend will be authorized, issued or outstanding at such time.  All of the outstanding shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable.

                        (c)   Enforceability.  This Agreement and all other agreements entered into pursuant hereto shall be fully enforceable against Riverbend and RiverbendSpin subject to the availability of equitable remedies.

                        (d)   Assets and Liabilities.  Immediately prior to the Contribution, Riverbend will have no assets or liabilities other than its corporate charter.

                        (e)   Securities Filings.  Riverbend has timely (or within approved extensions) filed all reports required with the Securities and Exchange Commission under the Securities and Exchange Act of 1934 and has made all such reports available to United.

                        (f)   Absence of Undisclosed Liabilities. Riverbend has no known liabilities or obligations and, to the knowledge of Riverbend, there is no reasonable basis for any assertion against Riverbend of any such liability or obligation.  For the purposes of this Agreement, the phrase “liabilities or obligations” shall include any direct or indirect indebtedness, claim, loss, damage, deficiency, cost, expense, obligation, guarantee, or responsibility, whether accrued, absolute or contingent, or known or unknown.

                        (g)   Taxes.  Riverbend has timely filed (or requests for extensions have been timely filed and any such extensions either are pending or have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax and informational returns required by applicable law to be filed by it (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and Riverbend and/or RiverbendSpin (whichever is appropriate) has paid, or where payment is not required to have been made, has set up an adequate reserve or accrual for the payment of, all taxes required to be paid by it in respect of the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes required to be paid by it for any subsequent periods ending on or prior to the Effective Time.  All federal, state and local (and, if applicable, foreign) tax and informational returns filed by Riverbend are complete and accurate.  Riverbend is not delinquent in the payment of any tax, assessment or governmental charge.  No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against Riverbend that have not been settled and paid.  There are currently no agreements in effect with respect to Riverbend to extend the period of limitations for the assessment or collection of any tax.  No audit examination or deficiency or refund litigation with respect to such returns is pending.  Riverbend is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code of 1986, as amended (the “Code”).  Except as set forth on the Disclosure Schedule, Riverbend has not:  (i) been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes; (ii) executed or filed with the Internal Revenue Service any consent to have the provisions of Code Section 341(f) apply to it; (iii) been subject to Code Section 999; or (iv) been a party to any agreement relating to the sharing, allocation or payment of, or indemnity for, taxes.  Riverbend has furnished or otherwise made available to the United Members true and complete copies of all tax returns and all written communications relating to any such tax returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such items relate to tax years (i) which are subject to an audit, investigation, examination or other proceeding, or (ii) with respect to which the statute of limitations has not expired.

                        (h)   Environmental Matters.  Riverbend has, at all times, been in compliance with all Environmental Laws.  Riverbend has not received any communication alleging that Riverbend is not in such compliance and, to the knowledge of Riverbend, there are no present circumstances that would prevent or interfere with the continuation of such compliance.  There are no pending Environmental Claims, Riverbend has not received notice of any pending Environmental Claims and, to the knowledge of Riverbend, there are no conditions or facts existing that might reasonably be expected to result in legal, administrative, arbitral or other proceedings asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature seeking to impose, or that could result in the imposition of, any liability arising under any Environmental Laws upon: (A) Riverbend; or (B) any person or entity whose liability for any Environmental Claim Riverbend has or may have retained or assumed, either contractually or by operation of law.  Riverbend is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability under any Environmental Laws.  There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws, against Riverbend or against any person or entity whose liability for any such claim Riverbend has or may have retained or assumed, either contractually or by operation of law.

                        (i)   Employee Benefit Plans.  Riverbend does not contribute to, maintain or sponsor any Plan, as defined below.  For purposes of this Agreement, the term “Plan” shall mean a plan, arrangement, agreement or program that is: (A) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded and whether or not terminated; (B) an employment agreement; (C) a personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, and whether or not terminated, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance; or (D) any other employee benefit plan as defined in Section 3(3) of Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not funded and whether or not terminated.  Riverbend does not contribute to, nor does it have an obligation to contribute to or otherwise have any liability or potential liability with respect to: (A) any multi-employer plan as defined in ERISA Section 3(37); (B) any plan of the type described in ERISA Sections 4063 and 4064 or in Code Section 413 (and regulations promulgated thereunder); or (C) any plan that provides health, life insurance, accident or other “welfare-type” benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Code Section 4980B or applicable state continuation coverage law.  No underfunded “defined benefit plan” (as such term is defined in ERISA Section 3(35)) has been, during the five years preceding the Closing Date, transferred out of the controlled group of corporations (within the meaning of Code Sections 414(b), (c), (m) and (o)) of which Riverbend is a member or was a member during such five-year period.

                        (j)   Certain Contracts.  Other than this Agreement, Riverbend is not a party to, is bound or affected by, or receives benefits under any agreement, arrangement or commitment,

written or oral, the default of which would have a Material Adverse Effect (as defined in Section 9(f)) or that cannot be terminated within less than 30 days after the Closing Date by Riverbend (without payment of any penalty or cost).

                        (k)   Legal Proceedings.  There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the knowledge of Riverbend, threatened against Riverbend or against any asset, interest, Plan or right of Riverbend.  There are no actions, suits or proceedings instituted, pending or, to the knowledge of Riverbend, threatened against any present or former director or officer of Riverbend that would reasonably be expected to give rise to a claim against Riverbend for indemnification.  There are no actual or, to the knowledge of Riverbend, threatened actions, suits or proceedings that present a claim to restrain or prohibit the transactions contemplated herein.  There are no obligations or liabilities of any nature, whether or not accrued, contingent or otherwise, including without limitation those relating to environmental and occupational safety and health matters, or any other facts or circumstances that could, to the knowledge of Riverbend, result in any claims against, or obligations or liabilities of, Riverbend.  Riverbend has no off-balance sheet liability or obligation, fixed or contingent.

                        (l)   Compliance with Laws; Filings.  Riverbend is in compliance with all statutes and regulations, and, when it actively conducted a business, it obtained and maintained and was in compliance with all permits, licenses, deposits, and registrations applicable to the conduct of such business, and Riverbend has not received notification that has not lapsed, been withdrawn or abandoned by any agency or department of federal, state or local government: (A) asserting a violation or possible violation of any such statute or regulation; (B) threatening to revoke any permit, license, registration, or other government authorization; or (C) restricting or in any way limiting its operations.  Riverbend is not subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and has not received any communication requesting that it enter into any of the foregoing.

                        (m)   Brokers and Finders.  Neither Riverbend nor any of its officers, managers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for any obligation for investment banking services, the nature and extent of which has been disclosed, and except for usual and customary fees to accountants and lawyers.

                        (n)   Minute Books.  The minute books and/or record books of Riverbend contain accurate records of all meetings and other corporate actions of their respective shareholders and directors, and the signatures contained therein are the true signatures of the persons whose signatures they purport to be.

                        (o)   Related Party Transactions.  Riverbend has disclosed all existing transactions existing as of the date of the Contribution Closing, to which Riverbend is a party with any director or executive officer of Riverbend or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing.  All such transactions, investments and loans are on terms no less favorable to Riverbend than could be obtained from unrelated parties.  Riverbend has not, directly or indirectly, extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of Riverbend in violation of Section 402 of the Sarbanes-Oxley Act of 2002.

                        (p)   Labor Relations.  Riverbend is not the subject of any claim or allegation that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is Riverbend a party to any collective bargaining agreement.  There is no strike or other labor dispute involving Riverbend, pending or threatened, or to the best knowledge of Riverbend, is there any activity involving any employees of Riverbend seeking to certify a collective bargaining unit or engaging in any other organization activity.

            5.   Representations and Warranties of the United Members.  Except as specifically and expressly set forth in a disclosure memorandum (the “United Disclosure Memorandum”) to be provided by the United Members to Riverbend no less than 10 days prior to the Effective Time of the Contribution, each of the United Members, jointly and severally, represents and warrants to Riverbend and RiverbendSpin, as of the date of this Agreement and as of the Effective Time of the Contribution, as follows.

                        (a)   Entity Status.  United is a limited liability company duly formed and existing in good standing under the laws of the State of Louisiana. United is required to be qualified to do business in only those states of the United States and foreign jurisdictions disclosed in the United Disclosure Memorandum, and the United Disclosure Memorandum identifies whether United is qualified in each such jurisdiction.

                        (b)   Membership Interests.  The outstanding equity interests in United consist of only the Membership Interests listed on Exhibit A.  No other equity interests in United have been issued and there are no rights, options or other agreements to purchase or acquire equity interests in United.

                        (c)   Ownership of Subsidiaries.  United has no subsidiaries.

                        (d)   Authorized and Effective Agreement.  This Agreement constitutes the legal, valid and binding obligation of the United Members, and is enforceable against the United Members in accordance with its terms, subject to: (A) bankruptcy, fraudulent transfer, insolvency, moratorium, reorganization, conservatorship, receivership, or other similar laws from time to time in effect relating to or affecting the enforcement of the rights of creditors generally; and (B) general principles of equity (whether applied in a court of law or in equity).

                        (e)   Assets and Liabilities.  The assets and liabilities of United are as set forth on Exhibit C and Exhibit D, respectively.  United has no other assets or liabilities.

                        (f)   Financial Statements.  The Financial Statements (as defined below) of United are attached as Exhibit E.  The “Financial Statements” means the audited balance sheet of United as of December 31, 2003, the audited statement of income, members’ equity and cash flows for the fiscal years ending December 31, 2003, the unaudited balance sheet of United as of March 31, 2004, and the unaudited statement of income, members’ equity and cash flows for the fiscal periods ending March 31, 2004, including all notes thereto, collectively.  The Financial Statements fairly present or will fairly present, as applicable, in all material respects, the financial position of United as of the dates indicated and the statements of income and changes in members’ equity and statements of cash flows for the periods then ended in conformity with GAAP applied on a consistent basis.  No statement, certificate, instrument or other writing furnished or to be furnished hereunder by United to Riverbend contains or will contain any untrue statement of a material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                        (g)   Minute Books.  The minute books and/or record books of United contain accurate records of all meetings and other corporate actions of their respective members and managers, and the signatures contained therein are the true signatures of the persons whose signatures they purport to be.

                        (h)   Adverse Change.  Since March 31, 2004, United has not incurred any liability, whether accrued, absolute or contingent, except as disclosed in the most recent Financial Statements, or entered into any transactions with affiliates, in each case other than in the ordinary course of business consistent with past practices, nor has there been any event or circumstance that caused or is reasonably likely to cause an adverse change in the assets, business, operations, business prospects or financial or other condition of United.

                        (i)   Absence of Undisclosed Liabilities.  All liabilities (including without limitation contingent liabilities and any off-balance sheet loans, financings, liabilities or indebtedness) of United that are disclosed in the most recent Financial Statements of United are normally recurring business obligations incurred in the ordinary course of its business since the date of the most recent Financial Statements.

                        (j)   Leases, Etc.  All leases, permits and licenses pursuant to which United, as lessee or licensee, leases or licenses rights to real or personal property are valid and enforceable in accordance with their respective terms, and United is not in default under any of the terms thereof, nor to the knowledge of the United Members has any event occurred which, with the passage of time or giving of notice, or both, would constitute such a default.

                        (k)   Equipment, Etc.  All operating equipment of United is in good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of the respective business of United, is free from defects (latent and patent), is merchantable and is of a quality and quantity presently usable in the ordinary course of the business of United.

                        (l)   Environmental Matters.  United has, at all times, been in compliance with all Environmental Laws.  United has not received any communication alleging that United is not in such compliance and, to the knowledge of the United Members, there are no present circumstances that would prevent or interfere with the continuation of such compliance.  There are no pending Environmental Claims, United has not received notice of any pending Environmental Claims and, to the knowledge of the United Members, there are no conditions or facts existing that might reasonably be expected to result in legal, administrative, arbitral or other proceedings asserting Environmental Claims or other claims, causes of action or governmental investigations of any nature seeking to impose, or that could result in the imposition of, any liability arising under any Environmental Laws upon: (A) United or the United Members; (B) any person or entity whose liability for any Environmental Claim United has or may have retained or assumed, either contractually or by operation of law; (C) any real or personal property owned or leased by United, or any real or personal property which United has or is judged to have managed or supervised or participated in the management of; or (D) any real or personal property in which United holds a security interest securing a loan recorded on the books of United.  United is not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability under any Environmental Laws.  There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws, against United or against any person or entity whose liability for any such claim United has or may have retained or assumed, either contractually or by operation of law.

                        (m)   Insurance.  The United Disclosure Memorandum contains a true and complete list of all policies of insurance to which United is a party or under which United, or any director or officer of United, is or has been covered at any time within the three years preceding the date of this Agreement.  All such policies of insurance listed or described in the United Disclosure Memorandum: (A) are valid, outstanding and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the assets and the operations of United for all risk to which United is normally exposed; (D) are sufficient for compliance with all leases and contracts; (E) will continue in full force and effect following consummation of the transactions contemplated by this Agreement; and (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of United.  United has paid all premiums due and has otherwise performed all obligations under each policy to which United is a party or that provides coverage to United or to a director or officer of United, and United has given notice to the insurers of all claims that may be insured under each policy to which United is a party or that provides coverage to United or a director or officer of United.

                        (n)   Tax Matters.  United has timely filed (or requests for extensions have been timely filed and any such extensions either are pending or have been granted and have not expired) all federal, state and local (and, if applicable, foreign) tax and informational returns required by applicable law to be filed by them (including, without limitation, estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and United and/or the United Members (whichever is appropriate) have paid, or where payment is not required to have been made, have set up an adequate reserve or accrual for the payment of, all taxes required to be paid by them as a result of the business operations of United for the periods covered by such returns and, as of the Effective Time, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes required to be paid by them as a result of the business operations of United for any subsequent periods ending on or prior to the Effective Time.  All federal, state and local (and, if applicable, foreign) tax and informational returns filed by United are complete and accurate.  Neither United nor any United Member is delinquent in the payment of any tax, assessment or governmental charge.  No deficiencies for any tax, assessment or governmental charge have been proposed, asserted or assessed (tentatively or otherwise) against United or any United Member that have not been settled and paid.  There are currently no agreements in effect with respect to United or any United Member to extend the period of limitations for the assessment or collection of any tax.  No audit examination or deficiency or refund litigation with respect to such returns is pending.  United is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and tax withholding requirements under federal, state, and local tax laws, and such records identify with specificity all accounts subject to backup withholding under Code Section 3406.  United has not made any payments, is not obligated to make any payments, and is not a party to any contract that could obligate it to make any payments that would be disallowed as a deduction under Code Section 280G or Code Section 162(m).

                        (o)   Compensation.  The United Members have disclosed a complete and correct list of the name, age, position, rate of compensation and any incentive compensation arrangements, bonuses or commissions or fringe or other benefits, whether payable in cash or in kind, of each director, officer or member of United and each other person (in each case other than as an employee) to whom United pays or provides, or has an obligation, agreement (written or unwritten), policy or practice of paying or providing, retirement, health, welfare or other benefits of any kind or description whatsoever.

                        (p)   Employee Benefit Plans.  The United Members have disclosed an accurate and complete list of all Plans, as defined below, contributed to, maintained or sponsored by United, to which United is obligated to contribute or has any liability or potential liability, whether direct or indirect, including all Plans contributed to, maintained or sponsored by each member of the controlled group of corporations, within the meaning of Code Sections 414(b), 414(c), 414(m) and 414(o), of which United is a member.  For purposes of this Agreement, the term “Plan” shall mean a plan, arrangement, agreement or program described in the foregoing provisions of this Section that is: (A) a profit-sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, welfare or incentive plan, agreement or arrangement, whether or not funded and whether or not terminated; (B) an employment agreement; (C) a personnel policy or fringe benefit plan, policy, program or arrangement providing for benefits or perquisites to current or former employees, officers, directors or agents, whether or not funded, and whether or not terminated, including, without limitation, benefits relating to automobiles, clubs, vacation, child care, parenting, sabbatical, sick leave, severance, medical, dental, hospitalization, life insurance and other types of insurance; or (D) any other employee benefit plan as defined in Section 3(3) of Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not funded and whether or not terminated.  United does not contribute to, nor does it have an obligation to contribute to or otherwise have any liability or potential liability with respect to: (A) any multi-employer plan as defined in ERISA Section 3(37); (B) any plan of the type described in ERISA Sections 4063 and 4064 or in Code Section 413 (and regulations promulgated thereunder); or (C) any plan which provides health, life insurance, accident or other “welfare-type” benefits to current or future retirees or former employees or directors, their spouses or dependents, other than in accordance with Code Section

4980B or applicable state continuation coverage law.  None of the Plans obligates United to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a “change in control,” as such term is used in Code Section 280G (and regulations promulgated thereunder).  Each Plan, and all related trusts, insurance contracts and funds, has been maintained, funded and administered in compliance in all respects with its own terms and in compliance in all respects with all applicable laws and regulations, including but not limited to ERISA and the Code.  No actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands with respect to the Plans (other than routine claims for benefits) are pending or threatened, and there are no facts which could give rise to or be expected to give rise to any actions, suits, claims, complaints, charges, proceedings, hearings, examinations, investigations, audits or demands.  No Plan that is subject to the funding requirements of Code Section 412 or ERISA Section 302 has incurred any “accumulated funding deficiency” as such term is defined in such Sections of ERISA and the Code, whether or not waived, and each Plan has always fully met the funding standards required under Title I of ERISA and Code Section 412.  None of the assets of United is the subject of any lien arising under ERISA Section 302(f) or Code Section 412(n), United has not been required to post any security pursuant to ERISA Section 307 or Code Section 401(a)(29), and there are no facts which could be expected to give rise to such lien or such posting of security.  No event has occurred and no condition exists that would subject United to any tax under Code Sections 4971, 4972, 4976, 4977 or 4979 or to a fine or penalty under ERISA Section 502(c).  Each Plan that is intended to be qualified under Code Section 401(a), and each trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to the qualification under the Code of such Plan and the tax exempt status of such related trust, and nothing has occurred since the date of such determination letter that could adversely affect the qualification of such Plan or the tax exempt status of such related trust.  No underfunded “defined benefit plan” (as such term is defined in ERISA Section 3(35)) has been, during the five years preceding the Closing Date, transferred out of the controlled group of corporations (within the meaning of Code Sections 414(b), (c), (m) and (o)) of which United is a member or was a member during such five-year period.  As of December 31, 2003, the fair market value of the assets of each Plan that is a tax qualified defined benefit plan equaled or exceeded, and as of the Closing Date will equal or exceed, the present value of all vested and nonvested liabilities thereunder determined in accordance with reasonable actuarial methods, factors and assumptions applicable to a defined benefit plan on an ongoing basis.  With respect to each Plan that is subject to the funding requirements of Code Section 412 and ERISA Section 302, all required contributions for all periods ending prior to or as of the Closing Date (including periods from the first day of the then-current plan year to the Closing Date and including all quarterly contributions required in accordance with Code Section 412(m)) shall have been made.  With respect to each other Plan, all required payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing Date shall have been made.  No tax qualified Plan has any unfunded liabilities.  No prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or Code Section 4975, whether by statutory, class or individual exemption) has occurred with respect to any Plan which would result in the imposition, directly or indirectly, of any excise tax, penalty or other liability under Code Section 4975 or ERISA Section 409 or 502(i).  Neither United nor, to the knowledge of the United Members, any United Member, any trustee, administrator or other fiduciary of any Plan, or any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner that could subject United to any liability for breach of fiduciary duty under ERISA or any other applicable law.  With respect to each Plan, all reports and information required to be filed with any government agency or distributed to Plan participants and their beneficiaries have been duly and timely filed or distributed.  United has been and is presently in compliance with all of the requirements of Code Section 4980B.  Neither the consideration nor implementation of the transactions contemplated under this Agreement will increase: (A) United’s obligation to make contributions or any other payments to fund benefits accrued under the Plans as of the date of this Agreement; or (B) the benefits accrued or payable with respect to any participant under the Plans.  With respect to each Plan, the United Members have disclosed or made available to Riverbend, true, complete and correct copies of: (A) all documents pursuant to which the Plans are maintained, funded and administered, including summary plan descriptions; (B) the three most recent annual reports (Form 5500 series) filed with the IRS (with attachments); (C) the three most recent actuarial reports, if any; (D) the three most recent financial statements; (E) all governmental filings for the last three years, including, without limitation, excise tax returns and reportable events filings; and (F) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determinations, and opinions) during the past three years.  Each of the Plans as applied to United may be amended or terminated at any time by action of United’s managers, in each case subject to the terms of the Plan and compliance with applicable laws and regulations (and limited, in the case of multiemployer plans, to termination of the participation of United thereunder).

                        (q)   Certain Contracts.  United is not a party to, is bound or affected by, or receives benefits under: (A) any agreement, arrangement or commitment, written or oral, the default of which would have a Material Adverse Effect (as defined in Section 9(f)), whether or not made in the ordinary course of business, or any agreement restricting its business activities, including, without limitation, agreements or memoranda of understanding with regulatory authorities; (B) any agreement, indenture or other instrument, written or oral, relating to the borrowing of money by United, or the guarantee by United of any such obligation, that cannot be terminated within less than 30 days after the Closing Date by United (without payment of any penalty or cost); (C) any agreement, arrangement or commitment, written or oral, relating to the employment of a consultant, independent contractor or agent, or the employment, election or retention in office of any present or former director or officer, which cannot be terminated within less than 30 days after the Closing Date by United (without payment of any penalty or cost), or that provides benefits which are contingent, or the application of which is altered, upon the occurrence of a transaction involving United of the nature contemplated by this Agreement; or (D) any agreement or plan, written or oral, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.  Each matter disclosed pursuant to this Section is in full force and effect as of the date hereof.  United is not in default under any agreement, commitment, arrangement, lease, insurance policy, or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.  There are no renegotiations or attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to United under any contract and United has received no demands for such renegotiation.

                        (r)   Legal Proceedings.  There are no actions, suits, claims, governmental investigations or proceedings instituted, pending or, to the knowledge of the United Members, threatened against United or against any asset, interest, Plan or right of United, or, to the knowledge of the United Members, against any officer, director or employee of any of them in their capacity as such.  There are no actions, suits or proceedings instituted, pending or, to the knowledge of the United Members, threatened against any present or former director or officer of United that would reasonably be expected to give rise to a claim against United for indemnification.  There are no actual or, to the knowledge of the United Members, threatened actions, suits or proceedings that present a claim to restrain or prohibit the transactions contemplated herein.  There are no obligations or liabilities of any nature, whether or not accrued, contingent or otherwise and whether or not required to be disclosed in the Financial Statements of United, including without limitation those relating to environmental and occupational safety and health matters, or any other facts or circumstances that could, to the knowledge of the United Members, result in any claims against, or obligations or liabilities of, United.  United has no off-balance sheet liability or obligation, fixed or contingent.

                        (s)   Compliance with Laws; Filings.  United is in compliance with all statutes and regulations, and has obtained and maintained and is in compliance with all permits, licenses, deposits and registrations applicable to the conduct of its business, and United has not received notification that has not lapsed, been withdrawn or abandoned by any agency or department of federal, state or local government: (A) asserting a violation or possible violation of any such statute or regulation; (B) threatening to revoke any permit, license, registration, or other government authorization; or (C) restricting or in any way limiting its operations.  United is not subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or commitment, and none of them has received any communication requesting that it enter into any of the foregoing.

                        (t)   Brokers and Finders.  Neither United nor any of its officers, managers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for any obligation for investment banking services, the nature and extent of which has been disclosed, and except for usual and customary fees to accountants and lawyers.

                        (u)   Related Party Transactions.  The United Members have disclosed all existing transactions existing as of the date hereof, to which United is a party with any director, executive officer or United Member or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing.  All such transactions, investments and loans are on terms no less favorable to United than could be obtained from unrelated parties.  United has not, directly or indirectly, extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of United in violation of Section 402 of the Sarbanes-Oxley Act of 2002.

                        (v)   Labor Relations.  United is not the subject of any claim or allegation that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it to bargain with any labor organization as to wages or conditions of employment, nor is United a party to any collective bargaining agreement.  There is no strike or other labor dispute involving United, pending or threatened, or to the best knowledge of United, is there any activity involving any employees of United seeking to certify a collective bargaining unit or engaging in any other organization activity.

                        (w)   Encumbrances.  Upon the consummation of such transactions, title to the Membership Interests shall be transferred to Riverbend, free and clear of any liens, encumbrances, claims or defects of title.

            6.   Taxes.  The United Members shall be responsible for any taxes attributable to the transactions described herein, including, without limitation, taxes attributable to the Contribution and the issuance by Riverbend of the Common Stock to the United Members, but excluding any taxes generated by the constructive distribution of assets from Riverbend to its shareholders that will be deemed to occur immediately before the Contribution.

            7.   Covenants of United Prior to Closing.

                        (a)   Access and Cooperation; Due Diligence.  Between the date of this Agreement and the Closing Date, the United Members will cause United to afford the officers and authorized representatives of Riverbend access to all of the sites, properties, books and records of United and will furnish Riverbend such additional financial and operating data and other information as to the business of United as Riverbend may from time to time reasonably request.  The United Members will cause United to cooperate with Riverbend and its representatives and counsel in the preparation of any documents or other material that may be required in connection with any documents or materials required by this Agreement or necessary to complete the transactions contemplated hereunder.

                        (b)   Conduct of Business Pending Closing.  Between the date of this Agreement and the Contribution Closing, the United Members will cause United to:

                                    (i)   Carry on its business in substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

                                    (ii)   Perform in all material respects all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

                                    (iii)   Use all reasonable efforts to keep in full force and effect present insurance policies or other comparable insurance coverage;

                                    (iv)   Use its reasonable efforts to maintain and preserve its business organization intact, retain its present key employees and maintain its relationships with suppliers, customers and others having business relations with it;

                                    (v)   Maintain compliance with all material permits, laws, rules and regulations, deposit requirements, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

                                    (vi)   Maintain present debt and lease instruments and not enter into new or amended debt or lease instruments, without the knowledge and consent of Riverbend (which consent shall not be unreasonably withheld); and

                                    (vii)   Maintain or reduce present salaries and commission levels for all officers, directors, employees and agents.

                        (c)   Prohibited Activities.  Between the date hereof and the Closing Date, the United Members will cause United not to do, perform or engage in, without the prior written consent of Riverbend, any of the following (the “Prohibited Activities”):

                                    (i)   Change its organizational documents;

                                    (ii)   Issue any securities, options, warrants or membership interests of any kind;

                                    (iii)   Declare or pay any dividend, or make any distribution in respect of its securities or purchase, redeem or otherwise acquire or retire for value any of its securities;

                                    (iv)   Enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, except if it is in the normal course of business (consistent with past practice) and involves an amount not in excess of $10,000;

                                    (v)   Create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

                                    (vi)   Sell, assign, lease or otherwise transfer or dispose of any property or equipment except in the normal course of business;

                                    (vii)   Negotiate for the acquisition of any business or the start-up of any new business;

                                    (viii)   Merge or consolidate or agree to merge or consolidate with or into any other corporation;

                                    (ix)   Waive any material rights or claims of United, provided that United may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice; or

                                    (x)   Enter into any other transaction outside the ordinary course of its business or prohibited hereunder.

                        (d)   No Shop.  Neither the United Members, nor United, nor any agent, officer or manager of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly (i) solicit or initiate the submission of proposals or offers from any person for, (ii) participate in any discussions pertaining to, or (iii) furnish any information to any person other than Riverbend or their authorized agents relating to, any acquisition or purchase of all or a material amount of the assets of, or any equity interest in, United or a merger, consolidation or business combination of United.

                        (e)   Notification of Certain Matters.  The United Members shall give prompt notice to Riverbend of: (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of United contained herein to be untrue or inaccurate in any material respect at or prior to the Contribution Closing; and (ii) any material failure of the United Members or of United to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder.

            8.   Covenants of Riverbend Prior to Closing.

                        (a)   Access and Cooperation; Due Diligence.  Between the date of this Agreement and the Closing Date, Riverbend will afford the authorized representatives of the United Members or of United access to the books and records of Riverbend and will furnish the United Members such additional information as is reasonably necessary to verify the information set forth on Exhibit C.  Riverbend will cooperate with United, its representatives, auditors and counsel in the preparation of any documents or other material which may be required in connection with any documents or materials required by this Agreement or necessary to complete the transactions contemplated hereunder.

                        (b)   Conduct of Business Pending Closing.  Between the date of the Spin-Off (as defined in Section 11 below) and the Contribution Closing, Riverbend will:

                                    (i)   Carry on no business;

                                    (ii)   Use its reasonable efforts to maintain and preserve its business organization intact and retain its reporting status under the Securities and Exchange Act of 1934; and

                                    (iii)   Maintain compliance with all material permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities.

                        (c)   Prohibited Activities.  Other than in connection with the Spin-Off, between the date of the Spin-Off and the Closing Date, Riverbend will not, without the prior written consent of the United Members, engage in any of the following (the “Prohibited Activities”):

                                    (i)   Issue any securities, options, warrants, calls, conversion rights or commitments relating to its securities of any kind;

                                    (ii)   Purchase, redeem or otherwise acquire or retire for value any shares of its stock;

                                    (iii)   Enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures;

                                    (iv)   Create, assume or permit to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired; or

                                    (v)   Merge or consolidate or agree to merge or consolidate with or into any other corporation.

                        (d)   No Shop.  Neither Riverbend nor any agent, officer, director, trustee or any representative of any of the foregoing will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, directly or indirectly (i) solicit or initiate the submission of proposals or offers from any person for, (ii) participate in any discussions pertaining to, or (iii) furnish any information to any person other than United or its authorized agents relating to, any acquisition or purchase of all or a material amount of the assets of, or a majority equity interest in, Riverbend or a merger, consolidation or business combination of Riverbend.

                        (e)   Notification of Certain Matters.  Riverbend shall give prompt notice to United and the United Members of: (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of Riverbend contained herein to be untrue or inaccurate in any material respect at or prior to the Contribution Closing; or (ii) any material failure of Riverbend to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such person hereunder.

            9.   Conditions Precedent to Obligations of Riverbend.  The obligations of Riverbend with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

                        (a)   Representations and Warranties; Performance of Obligations.  All representations and warranties of the United Members contained in this Agreement shall be true and correct in all material respects as of the Effective Time as though such representations and warranties had been made as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by the United Members on or before the Closing Date shall have been duly complied with and performed in all material respects; and certificates to the foregoing effect dated the Closing Date, and signed by United and the United Members, as the case may be, shall have been delivered to Riverbend.

                        (b)   Satisfaction.  All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to Riverbend and its counsel.

                        (c)   No Litigation.  No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions contemplated hereunder and no governmental agency or body shall have taken any other action or made any request of United or the United Members as a result of which Riverbend deems it inadvisable to proceed with the transactions hereunder.

                        (d)   Consents and Approvals.  The shareholders of Riverbend shall have approved this Agreement.  All necessary consent of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions hereunder and no governmental agency or body shall have taken any other action or made any request of United or the United Members as a result of which Riverbend deems it inadvisable to proceed with the transactions hereunder.

                        (e)   Good Standing Certificates.  United shall have delivered to Riverbend a certificate, dated as of a date no later than ten days prior to the Closing Date, duly issued by the Secretary of State of Louisiana that United is in good standing and that all state franchise and/or income tax and informational returns and taxes for each for all periods prior to the Contribution Closing have been filed and paid.

                        (f)   No Material Adverse Change.  No event or circumstance shall have occurred with respect to United that would constitute a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” means any fact, event, change, development or effect that, individually or when taken together with any other facts, events, changes, developments or effects, is or could reasonably be expected to be materially adverse to any of the business, operations, results of operations, condition (financial or otherwise), prospects, assets or liabilities of the entity with respect to which the Material Adverse Effect may have occurred.

                        (g)   Officer’s Certificate.  Riverbend shall have received a certificate or certificates, dated the Closing Date and signed by the managers of United, certifying the truth and correctness of attached copies of its organization documents (including amendments thereto).

            10.   Conditions Precedent to Obligations of the United Members.  The obligations of the United Members with respect to actions to be taken on the Closing Date are subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions.

                        (a)   Representations and Warranties; Performance of Obligations.  All the representations and warranties of Riverbend contained in this Agreement shall be true and correct in all material respects as of the Effective Time with the same effect as though such representations and warranties had been made on and as of that time; all the terms, covenants and conditions of this Agreement to be complied with and performed by Riverbend on or before the

Closing Date shall have been duly complied with and performed in all material respects; and certificates to the foregoing effect dated the Closing Date, and signed by Riverbend shall have been delivered to the United Members.

                        (b)   Satisfaction.  All actions, proceedings, instruments and documents required to carry out this Agreement or incidental hereto and all other related legal matters shall be reasonably satisfactory to the United Members and their counsel.

                        (c)   No Litigation.  No action or proceeding before a court or any other governmental agency or body shall have been instituted or threatened to restrain or prohibit the transactions hereunder and no governmental agency or body shall have taken any other action or made any request of Riverbend as a result of which the United Members deem it inadvisable to proceed with the transactions hereunder.

                        (d)   Consents and Approvals.  The shareholders of Riverbend shall have approved this Agreement.  All necessary consent of and filings with any governmental authority or agency relating to the consummation of the transaction contemplated herein shall have been obtained and made and no action or proceeding shall have been instituted or threatened to restrain or prohibit the transactions hereunder and no governmental agency or body shall have taken any other action or made any request of Riverbend as a result of which the United Members deem it inadvisable to proceed with the transactions hereunder.

                        (e)   Good Standing Certificates.  Riverbend shall have delivered to the United Members a certificate, dated as of the date no later than 10 days prior to the Closing Date, duly issued by the Secretary of State of Nevada that Riverbend is in good standing.

                        (f)   No Material Adverse Change.  No event or circumstance shall have occurred with respect to Riverbend that would constitute a Material Adverse Effect.

                        (g)   Officer’s Certificate.  The United Members shall have received a certificate or certificates, dated the Closing Date and signed by the President of Riverbend, certifying the truth and correctness of attached copies of Riverbend’s Articles of Incorporation (including amendments thereto), and Bylaws (including amendments thereto).

            11.   Additional Agreements.

                        (a)   The Spin-Off.  After the execution of this Agreement, Riverbend shall act promptly to effect the spin-off of all of its existing assets and liabilities to RiverbendSpin, which will temporarily be a subsidiary of Riverbend, and to distribute the capital stock of RiverbendSpin to the shareholders of Riverbend (the “Spin-Off”), so that the Spin-Off is completed prior to the Contribution Closing.  Prior to completion of the Spin-Off, Riverbend shall have completed and filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form 10 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, and the SEC shall have approved such Form 10.

                        (b)   Employment Agreement.  Prior to the Contribution Closing, Walter Reid Green, Jr. will enter into an employment agreement with Riverbend for a one-year period that commences on the Contribution Closing and a letter agreement providing Mr. Green with the right to receive, after the Contribution Closing, an option to purchase 312,000 shares of common stock in Riverbend issued pursuant to and in accordance with the terms of an incentive stock option plan.  Mr. Green shall have executed an employment agreement substantially similar to the form attached hereto as Exhibit F.

                        (c)   Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement as soon as practicable after the date hereof.  Riverbend will take, in accordance with applicable law and its Articles of Incorporation and Bylaws, all action necessary to convene a meeting of its shareholders to consider and vote upon the adoption of this Agreement and the transactions contemplated herein.  The United Members shall cooperate with Riverbend to convene such meeting and to hold a vote upon the adoption of this Agreement and the transactions contemplated herein by providing such information about United and its plans with respect to Riverbend after the Contribution as may be reasonably requested by Riverbend.

                        (d)   Further Assurances.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, common, proper or advisable under applicable legal requirements, to consummate and make effective the transactions contemplated by this Agreement.  If at any time after the Contribution Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Riverbend and the United Members, as the case may be, shall take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

                        (e)   Taxes.  RiverbendSpin and the shareholders of RiverbendSpin (other than Riverbend) shall be solely responsible for the payment of all tax liability incurred as a result of or arising from the Spin-Off, including the deemed distribution of property from Riverbend to its shareholders that is deemed to occur immediately before the Contribution.  Except as noted in the prior sentence, each other party hereto shall be solely responsible for the payment of all of such party’s tax liability incurred as a result of or arising from the Contribution.

            12.   Termination of this Agreement.

                        (a)   Termination.  This Agreement may be terminated at any time prior to the Closing Date solely:

                                    (i)   By mutual consent of the United Members and Riverbend;

                                    (ii)   By the United Members, on the one hand, or by Riverbend, on the other hand, if the transactions contemplated by this Agreement to take place at the Contribution

Closing shall not have been consummated by December 31, 2004, unless the failure of such transactions to be consummated is due to the failure of the party seeking to terminate this Agreement to perform any of its obligations under this Agreement to the extent required to be performed by it prior to or on the Closing Date; or

                                    (iii)   By the United Members, on the one hand, or by Riverbend, on the other hand, if a material breach of the representations or a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants or agreements contained herein, and the curing of such default shall not have been made on or before the Closing Date or by the United Members, if the conditions set forth in Section 10 hereof have not been satisfied or waived as of the Closing Date, or by Riverbend, if the conditions set forth in Section 9 hereof have not been satisfied or waived as of the Closing Date.

                        (b)   Liabilities in Event of Termination.  Termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement or in the schedules or exhibits delivered by such party, including, but not limited to, legal and audit costs and out of pocket expenses.  In the event of termination by United, United shall reimburse Riverbend for all accountable legal and accounting expenses incurred by Riverbend in connection with this Agreement and the Spin-Off.

            13.   Indemnification.

                        (a)   Indemnification by the United Members.  The United Members agree, jointly and severally, to indemnify and hold harmless Riverbend (in the event the Contribution is not consummated) and RiverbendSpin (in the event the Contribution is consummated) and their respective officers, directors, agents and representatives against any and all losses, claims, damages, liabilities, costs and expenses (including but not limited to, attorneys’ fees and other expenses of investigation and defense of any claims or actions), directly or indirectly resulting from, relating to or arising out of: (i) any breach by the United Members of any covenant, agreement, warranty or representation contained in this Agreement, (ii) any misstatement by the United Members of a material fact contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement; or (iii) the omission by the United Members to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading.  Notwithstanding the above, no claim for indemnification shall be made against the United Members until Riverbend or RiverbendSpin (whichever is applicable) and their respective officers, directors, agents and representatives have suffered adverse consequences pursuant to this Section 13(a) in excess of $10,000, in which case a claim for indemnification may be made for all adverse consequences suffered by Riverbend or RiverbendSpin (and not just such portion of such claim as may exceed $10,000).

                        (b)   Indemnification by Riverbend.  Riverbend and/or Nowalsky (in the event that the Spin-Off is not consummated) or RiverbendSpin and/or Nowalsky (in the event that the Spin-Off is consummated) agree to indemnify and hold harmless the United Members against any and all losses, claims, damages, liabilities, costs and expenses (including but not limited to, attorneys’ fees and other expenses of investigation and defense of any claims or actions) directly or indirectly resulting from, relating to or arising out of: (i) any breach by Riverbend or RiverbendSpin of any covenant, agreement, warranty or representation of Riverbend and RiverbendSpin contained in this Agreement, (ii) any misstatement by Riverbend or RiverbendSpin of a material fact contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement; or (iii) the omission by Riverbend or RiverbendSpin to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading.  Notwithstanding the above, no claim for indemnification (other than for tax liabilities resulting from the Spin-Off) shall be made against Riverbend, RiverbendSpin, and/or Nowalsky (whichever is applicable) until the United Members have suffered adverse consequences pursuant to this Section 13(b) in excess of $10,000, in which case a claim for indemnification may be made for all adverse consequences suffered by the United Members (and not just such portion of such claim as may exceed $10,000).

                        (c)   Indemnification Notice.  Should any party (the “Indemnified Party”) suffer any loss, damage or expense for which another party (the “Indemnifying Party”) is obligated to indemnify and hold such Indemnified Party harmless pursuant to this Section 13, the following shall apply.  If an Indemnified Party intends to exercise its right to indemnification provided in this Section 13, such Indemnified Party shall notify each Indemnifying Party in writing of such Indemnified Party’s intention to do so and the facts or circumstances giving rise to the claim (the “Indemnification Claim”).  An Indemnification Claim, at the option of the Indemnified Party, may be asserted as soon as any situation, event or occurrence has been noticed by the Indemnified Party regardless of whether actual harm has been suffered or out-of-pocket expenses incurred.  During the period of 15 days after notice by the Indemnified Party, each Indemnifying Party shall be entitled to cure the defect or situation giving rise to the Indemnification Claim to the satisfaction of the Indemnified Party.  If the Indemnifying Parties are unwilling or unable to cure the defect or situation giving rise to the Indemnification Claim during the 15-day period, the Indemnified Party shall thereafter be entitled to indemnification as provided in this Section 13.

                        (d)   Matters Involving Third Parties.  If any third party shall notify any Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any Indemnifying Party under this Section 13, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.  Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from any adverse consequences the Indemnified Party may suffer resulting from or caused by the Third Party Claim; (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.  The Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, which consent shall not be withheld unreasonably.

            14.   Post-Closing Covenants. Following Closing:

                        (a)   Riverbend, RiverbendSpin and the United Members shall cooperate with respect to the corporate records relating to United’s business, including billing records, tax records, accounting records and other materials that may be necessary for future tax audits, other audits or other legal compliance matters.  Each party will preserve and maintain such records as may be customary in the industry or consistent with government record retention policies.   Each party will allow the other access to such records and will cooperate in providing information and otherwise assist in responding to any legitimate business needs of the other.

                        (b)   The United Members shall:

                                    (i)   Cause final state and federal income tax and informational returns to be prepared and filed for United (as it existed for federal income tax purposes immediately prior to the Contribution) reflecting the income and loss of United for United’s short taxable year ending on the date of the Contribution Closing; and

                                    (ii)   Cause a person who was an officer of United prior to the Contribution to sign such final income tax returns and other returns on behalf of United.

                        (c)   RiverbendSpin shall:

                                    (i)   Determine the amount of any distributions for federal income tax purposes that are deemed to be made to the shareholders of Riverbend during the taxable year that ends immediately prior to the Contribution (including any distribution deemed to be made by Riverbend to its shareholders of the value of its corporate charter);

                                    (ii)   Prepare and distribute to the shareholders of Riverbend forms 1099 and other required information returns reflecting the deemed distributions made to such shareholders for such taxable year; and

                                    (iii)   Prepare and cause form 966 to be filed with the Internal Revenue Service in connection with any deemed dissolution of Riverbend resulting from the Contribution.

            15.   Miscellaneous.

                        (a)   Complete Agreement. This Agreement sets forth the entire Agreement of the parties hereto with respect to the subject matter hereof and all prior agreements and understandings are specifically superseded.

                        (b)   Survival of Agreement. This Agreement and all terms, warranties and provisions hereof will survive the Contribution Closing.

                        (c)   Successors and Assigns. This Agreement will be binding upon the parties hereto and their respective successors and assigns.

                        (d)   Arbitration. Any dispute arising in connection with this Agreement shall be resolved by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association as then in effect.  The arbitrators shall be instructed to award, in addition to damages or other remedies, attorneys’ fees and costs of arbitration in favor of the prevailing party.

                        (e)   Specific Enforcement; Legal Fees. The parties acknowledge that a breach of the provisions of this Agreement is likely to result in irreparable and unreasonable harm to the other party, and that injunctive relief, as well as damages, would be appropriate. In the event action is brought to enforce or construe any provisions of this Agreement, the prevailing party shall be entitled to collect reasonable attorneys’ fees and costs from the other party hereto.

                        (f)   Applicable Law. This Agreement shall be construed in accordance with the internal law of the State of Louisiana without giving effect to principles of conflicts of law. Any judicial action relating to this Agreement shall be brought only in the state or federal courts located in the State of Louisiana and the parties hereby, consent to the exclusive jurisdiction and venue of such courts.

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            IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above.

RIVERBEND:

RIVERBEND TELECOM, INC., a Nevada corporation

By: /s/ LEON NOWALSKY
Leon Nowalsky, President

RIVERBENDSPIN:

RIVERBEND HOLDINGS, INC., a Colorado corporation

By: /s/ LEON NOWALSKY
Leon Nowalsky, President

NOWALSKY:

/s/ LEON NOWALSKY
Leon Nowalsky

UNITED MEMBERS:

/s/ JEFFREY C. SWANK
Jeffrey C. Swank

/s/ PAUL J. SHOVLAIN
Paul J. Shovlain